Exhibit 10.4

EXECUTIVE EMPLOYMENT AGREEMENT

THIS AGREEMENT (the “Agreement”) effective as of the 1st day of February, 2013 (“Effective Date”), between:

EQUAL ENERGY LTD., a body corporate, with an office in the Province of Alberta (the “Corporation”)

and

Scott A. Smalling, an individual resident in Edmond, Oklahoma (the “Executive”).

WHEREAS

A.	The Corporation wishes to continue to employ the Executive and the Executive wishes to continue such employment on the terms of this Agreement.

B.	The Executive has and will continue to have access to all aspects of the Corporation’s business including the intellectual property, trade secrets, technology, business processes and personnel affairs of the Corporation.

C.	The Corporation carries on business throughout North America with its head office in Calgary, Alberta.

D.	The Parties wish to set out the terms and conditions of their employment relationship and to outline the rights of the Executive in certain circumstances.

NOW THEREFORE in consideration of the mutual covenants and agreements hereinafter contained and for other good and valuable consideration (the receipt and sufficiency of which is hereby acknowledged) the parties have agreed and this Agreement witnesses as set forth below.

ARTICLE 1

TERM OF EMPLOYMENT AND DEFINITIONS

1.1	The Executive will be employed with the Corporation in accordance with the express terms, duties and obligations hereinafter set forth until this Agreement is terminated in accordance with the provisions hereof, subject to such notifications and amendments as may be agreed upon from time to time.

1.2	For the purpose of this Agreement, the following terms shall have the meanings specified below:

(a)	“Affiliate” means in respect of the Corporation any other Person which is affiliated with the Corporation and, for such purposes:

(i)	two Persons will be considered to be affiliated with one another if one of them controls the other, whether directly or indirectly, or if both of them are controlled by a common third Person, whether directly or indirectly; and

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(ii)	one Person will be considered to control another Person if it has the power to direct or cause the direction of the management and policies of the other Person, whether directly or indirectly, through one or more intermediaries or otherwise, and whether by virtue of the ownership of shares or other equity interests, the holding of voting rights or contractual rights, or otherwise;

(b)	“Agreement” means this Executive Employment Agreement.

(c)	“Board” means the board of directors of the Corporation;

(d)	“Change of Control” means (i) the acquisition by any Person, or any Persons acting jointly or in concert (within the meaning of the Securities Act (Alberta)), whether directly or indirectly, of shares of Equal Energy Ltd. (the “Corporation”) which, together with all other shares held by such Persons, constitutes, in the aggregate, more than 50% of all outstanding shares of the Corporation, or (ii) a sale of all or substantially all (being 90% or more of the value) of the assets held, directly or indirectly, by the Corporation to one or more Persons dealing at arm’s length with the Corporation; provided that a “Change of Control” shall not include a reorganization or restructuring of the Corporation (a “Reorganization”) pursuant to which the shareholders of the Corporation immediately prior to the Reorganization (other than any dissenting shareholders) become the securityholders of an entity after the Reorganization which entity, directly or indirectly, owns all or substantially all of the business and assets owned, directly or indirectly, by the Corporation immediately prior to the Reorganization;

(e)	“Competitor” means a business, save and except for the Corporation and its Affiliates, that holds or is pursuing oil and/or gas exploration and/or exploitation opportunities within a 3 mile radius of any major operated properties which are defined as areas where the Corporation and its Affiliates are producing greater than 250 BOEs/day, such areas to include land, facilities and pipelines, or any of the proposed posted or posted land holdings of the Corporation or an Affiliate, in each case at the time of the termination of this Agreement and the Executive’s employment with the Corporation;

(f)

“Confidential Information” means all information, know-how, data, techniques, knowledge and other confidential information of every kind or character relating to or connected with the business or corporate affairs and operations of the Corporation and its Affiliates and includes, without limitation, the following categories of information: financial information; non-public geological or geophysical data and any non-public reports or evaluations thereof; non-public information regarding exploration and production properties in or to which the Corporation or any Affiliate has rights or in respect of which it is evaluating or

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considering acquiring rights; supply and service information; marketing information; personnel information; customer information; and technological information, such as the function and design of specialized equipment, methodology and techniques employed in use of specialized equipment;

(g)	“Final Date” means the date upon which the Executive is no longer employed by the Corporation, for any reason;

(h)	“Just Cause”

(i)	the failure by the Executive to substantially perform his material obligations according to the terms hereof as determined in good faith by the Board of Directors in their sole discretion after the Corporation has given the Executive reasonable notice, which shall not be less than 30 days, of such failure and a reasonable opportunity to correct, or cause to be corrected, such failure;

(ii)	the intentional involvement by the Executive in any act which is materially injurious to the Corporation, financially or otherwise;

(iii)	conviction of or plea to by the Executive of a criminal offence involving dishonesty or fraud or which is likely to injure the Corporation’s business or reputation;

(iv)	misappropriation of the Corporation’s or any Affiliate’s property or assets;

(v)	The submission by Executive to the Board or any commit thereof any information, reports, documents or certificates which are intentionally and knowingly false or misleading either because they include or fail to include material facts, including without limitation disclosure of conflicts of interest under section 2.3; and

(vi)	any conduct that would constitute just cause for termination of the Executive’s employment without reasonable notice at common law in the Province of Alberta;

(i)	“Person” includes any natural person, corporation, limited liability company, partnership, limited partnership, joint venture, trust, government or governmental body or other incorporated or unincorporated association or organization; and

(j)	“Senior Executive” means the top executive position in the Corporation which shall be the Chief Executive Officer, or if such position is vacant, such person as is designated as the top executive officer by the Board.

(k)	“Time Period” means the period commencing on the Final Date and ending 12 months thereafter.

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ARTICLE 2

DUTIES

2.1	The Executive shall serve the Corporation in the capacity of Vice President and Chief Financial Officer and shall perform to the best of the Executive’s ability the duties determined from time to time by the Senior Executive and the Board which shall be commensurate with such position. The Executive will report to the Senior Executive. The Executive will well and faithfully serve the Corporation and hereby covenants to use the Executive’s best efforts to promote the interests of the Corporation, including any Affiliates operated or managed by the Corporation, at all times during the term of this Agreement.

2.2	The Executive shall be available for such business related travel as may be required for the purposes of carrying out the Executive’s duties and responsibilities.

2.3	Except with regard to interests and offices held by the Executive as at the date hereof and which have been disclosed to, and consented to by (such consent not to be unreasonably withheld), the Corporation in Schedule “A” attached hereto, the Executive agrees to devote the Executive’s full time and attention to the business and affairs of the Corporation and shall not, without the written consent of the Board (such consent not to be unreasonably withheld), undertake during the course of the Executive’s employment any other business or occupation or become a director, officer, employee, consultant or agent of another Person.

2.4	The Executive shall disclose actual or potential business conflicts of interest to the Board. Any uncertainty as to whether such a conflict exists shall be raised by the Executive for determination by the Board, acting reasonably. The Executive shall conduct himself so as to avoid any actual or potential conflict of interest.

2.5	The Executive agrees that he will comply with the lawful policies and procedures established by the Corporation, from time to time, including any policy regarding equal employment opportunity, insider trading and any code of ethics or business conduct adopted by the Corporation (including any future revisions of such policies, procedures or other codes of business conduct) and that he may be required by the Corporation to sign a separate acknowledgement and/or agreement, from time to time, with respect to compliance with any particular such policy or code.

ARTICLE 3

REMUNERATION AND BENEFITS

3.1	The Executive shall receive an annual salary of $190,000.00 (“Salary”), less statutory deductions, payable in accordance with the Corporation’s usual payroll practices. The Salary shall be reviewed on a periodic basis, and may, in the sole discretion of the Board, or the Compensation Committee thereof, be increased.

3.2	In addition to the Salary provided for in Section 3.1, the Executive shall be entitled to receive the following benefits:

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(a)	continued participation in such group benefit plans (exclusive of those specifically addressed in sections 3.4, 3.5 and 3.6) as are provided by the Corporation for its other senior employees, at a commensurate level with the Executive, as such plans may be amended from time to time;

(b)	a paid vacation of five weeks per year. Vacation periods during partial years shall be prorated. Such periods of vacation shall be taken at such time or times during each calendar year as the Corporation may from time to time approve. The Executive shall be allowed to carry forward not more than 1 week of unused vacation time into the next year;

(c)	suitable parking, at the Corporation’s expense, for the Executive (for 1 vehicle) in Oklahoma City at, or close to, the Corporation’s offices; and

(d)	reimbursement of professional dues and fees reasonably incurred for professional development seminars and conferences.

3.3	In addition to the Salary, the Executive shall be entitled to participate in the annual cash bonus plan made available to senior executive employees of the Corporation in accordance with the terms and conditions of such plan as may be amended, from time to time, by the Board or the Compensation Committee thereof. Specific bonus terms for the Executive, including personal and business goals, will be established in writing by the Senior Executive under such annual bonus plan, which specific bonus terms may change from year to year. The Executive must be employed on the date the bonus is to be paid. The annual cash bonus for any particular year shall be in the discretion of the Board. In the event of any conflict between the terms of this Agreement and the terms of the annual cash bonus plan, the terms of this Agreement shall prevail.

3.4	The Executive shall be eligible to participate in the Stock Option Plan of the Corporation, as amended from time to time (the “Stock Option Plan”) or such other replacement stock option plan that may be put in place from time to time. The vesting of stock options (“Options”), the subsequent exercise of such Options and the termination thereof shall be governed in all respects by the Stock Option Plan, or such replacement plan as may be in place from time to time. Any Options issued to the Executive pursuant to the Stock Option Plan shall be determined by the Board, or any authorized subcommittee thereof, at its sole discretion. Any grants to the Executive under the Stock Option Plan prior to the date hereof continue in accordance with their terms.

3.5	The Executive shall also be eligible to participate in the Corporation’s Restricted Share and Performance Share Incentive Plan (the “RSPS Plan”), as amended or substituted from time to time. The granting and subsequent issuance of Restricted Shares, Performance Shares and underlying Shares of the Corporation (all as defined in the RSPS Plan) shall be governed in all respects by the RSPS Plan or such replacement plan as may be in place from time to time. Share grants pursuant to the RSPS Plan to the Executive shall be determined by the Board, or any authorized subcommittee thereof, at is sole discretion. Any grants to the Executive under the RSPS Plan prior to the date hereof continue in accordance with their terms.

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3.6	The Executive shall be entitled to participate in the 401(k) Plan and the Savings Plan of the Company, as amended or substituted from time to time.

3.7	The Executive shall be reimbursed in accordance with the Corporation’s policy for all reasonable out-of-pocket expenses actually and reasonably incurred by the Executive in connection with the performance of the Executive’s duties hereunder. For all such expenses the Executive shall furnish to the Corporation receipts verifying such expenses.

ARTICLE 4

TERMINATION OF THIS AGREEMENT

4.1	The Corporation may terminate the Executive’s employment and this Agreement for Just Cause at any time, without notice and without any payment to the Executive whatsoever, save and except only for the payment of any Salary and vacation pay accrued up to the date of termination of employment and any out of pocket expenses incurred in accordance with Section 3.7. Any entitlement in respect of Options and RSPS Plan benefits will be governed by the terms of the Stock Option Plan and RSPS Plan or their replacement plans.

4.2	The Executive may terminate this Agreement and his employment with the Corporation at any time, for any reason, by providing 60 days advance written notice to the Corporation, which may be waived in whole or in part by the Corporation. If the Corporation waives the notice period in whole or in part, the Corporation shall pay Salary for the portion of the notice period that has been waived. The Executive shall be entitled to payment of any Salary and vacation pay accrued up to the date of termination of employment and out of pocket expenses in accordance with Section 3.7, but shall not be entitled to any accrued annual cash bonus. Any entitlement in respect of Options and RSPS Plan benefits will be governed by the terms of the Stock Option Plan and RSPS Plan or their replacement plans.

4.3	The employment of the Executive and the Corporation’s obligation to compensate the Executive with respect to employment will terminate upon the death of the Executive save and except only for the payment of any Salary, vacation pay and annual cash bonus in each case accrued to the date of termination of employment and any out of pocket expenses in accordance with Section 3.7. Any entitlement in respect of Options and RSPS Plan benefits will be governed by the terms of the Stock Option Plan and RSPS Plan or their replacement plans.

4.4	The Corporation may terminate this Agreement and the Executive’s employment, for any reason other than the reasons set out in Sections 4.1, 4.2 and 4.3, in which case the Corporation shall, subject to the Executive’s compliance with Section 4.7 hereof, pay the Executive in compliance with Section 4.6 hereof.

4.5

In the event of a Change of Control of the Corporation, other than an internal reorganization of the Corporation, the Corporation may at any time terminate this agreement in compliance with Section 4.4. If the Corporation wishes to continue to employ the Executive after the Change of Control, then the Executive has the option, to

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terminate their employment under this provision, at any time during the 60 day period immediately after the Change in Control, in which case the Corporation shall, subject to the Executive’s compliance with Section 4.7 hereof, pay the Executive in compliance with Section 4.6 hereof.

4.6	If the Executive’s employment is terminated as set out in Sections 4.4 or 4.5 the Corporation shall pay the Executive the following, less withholdings required by law:

(a)	all accrued Salary;

(b)	all accrued vacation pay to the date of termination of employment and any out of pocket expenses in accordance with Section 3.7;

(c)	accrued annual cash bonus to the date of termination of employment, which amount shall be payable at the same time that annual bonuses for the year of such termination are payable to other executive employees of the Corporation, provided that in the event of a Change of Control, such amount shall be payable within 30 days following the date of termination. The amount of the accrued annual cash bonus for purposes of this Section 4.6(c) shall be the greater of:

(i)	10% of the annual Salary, pro rated for the number of days the Executive was employed in the year in which the termination date occurs (the “Termination Year”); and

(ii)	the forward-looking bonus percentage of the annual Salary pro rated for the number of days the Executive was employed in the Termination Year, where “forward-looking bonus percentage” is the estimated bonus percentage for the Executive for the Termination Year established in the first quarter of such Termination Year pursuant to the annual cash bonus plan of the Corporation referenced in Section 3.3;

(d)	an amount equal to 18 months (the “Notice Period”)of Salary, payment of which amount shall be made by lump sum as soon as possible, but not later than 30 days following the date of termination; and

(e)	an amount equal to the actual cost that would have been incurred by the Corporation in maintaining the benefits referred to in Section 3.2(a) for the Executive for the Notice Period, payment of which amount shall be made by lump sum within 30 days of the date of termination.

The payments referred to in this Section 4.6 are inclusive of any termination and/or severance payments that may be required under applicable employment standards legislation. Any entitlement in respect of Options and RSPS Plan benefits will be governed by the terms of the Stock Option Plan and RSPS Plan or their replacement plans.

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4.7	Prior to receiving the payments in Section 4.6(c), (d) and (e), and in consideration thereof, the Executive agrees to execute a full and final release in favour of the Corporation, in a form satisfactory to the parties, and, unless otherwise agreed by the Corporation, a resignation of all positions contemplated by Section 4.9.

4.8	The Executive understands and agrees that all benefit coverage, including without limitation, long term disability coverage (except where the Executive is receiving payments thereunder or associated life insurance under the plan), shall cease as of the date of termination of the Executive’s employment, and the Corporation has no liability for any damages caused by the cessation of such benefit coverage regardless of the reason for termination or resignation. The Corporation has no obligation to extend any benefit coverage past the termination date.

4.9	Upon termination of his employment for any reason whatsoever, without affecting entitlement to any compensation under this Article 4, the Executive shall thereupon be deemed to have immediately resigned any position the Executive may have as an officer, director of the Corporation together with any other office, position or directorship which the Executive may hold with any of the Corporation’s Affiliates. In such event, the Executive shall, at the request of the Corporation, forthwith execute any and all documents appropriate to evidence such resignations. The Executive shall not be entitled to any payments in respect of such resignations in addition to those provided for herein.

4.10	Notwithstanding the termination of the Executive’s employment, or the manner of termination, the provisions of Article 5, Article 6, Article 7, Article 9 and Article 10 of this Agreement shall survive such termination.

4.11	The provisions of Article 8 will survive termination of the Executive’s employment only if the Executive’s employment is terminated pursuant to Section 4.2.

ARTICLE 5

CONFIDENTIALITY

5.1	The Executive recognizes and understands that in performing the duties and responsibilities of employment as outlined in this Agreement, the Executive will occupy a position of confidence and, as a fiduciary of the Corporation, will develop and acquire wide experience and knowledge with respect to all aspects of the business of the Corporation and any other business carried on by the Corporation and its Affiliates, as well as the manner in which such businesses are conducted. It is the express intent and agreement of the Executive and of the Corporation that such knowledge and experience shall be used solely and exclusively in furtherance of the business interests of the Corporation and its Affiliates and not in any manner detrimental to them.

5.2

The Executive further recognizes and understands that in performing the employment duties and responsibilities as outlined in this Agreement, the Executive will, and that prior to the date hereof he has, become knowledgeable with respect to a wide variety of non-public information concerning the business of the Corporation and its Affiliates. The Executive therefore agrees that the Executive will hold all Confidential Information in

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confidence and will not use for his own benefit or the benefit of another Person or disclose such Confidential Information to any other Person except as necessary in carrying out his employment duties for the Corporation consistent with the terms hereof, provided that the foregoing restriction shall not apply once the information becomes public through no fault of the Executive or to any disclosure required by applicable law.

5.3	Confidential Information (including any reproduction thereof) shall remain the sole property of the Corporation. Upon termination of this Agreement and the Executive’s employment with the Corporation, the Executive shall forthwith deliver or cause to be delivered to the Corporation all books, documents, effects, electronic information, securities or other property belonging to the Corporation or for which the Corporation is liable to others, including any copies thereof, which are in the possession, charge, control or custody of the Executive.

ARTICLE 6

FIDUCIARY OBLIGATIONS

6.1	The Executive acknowledges and agrees that he is a fiduciary of the Corporation and the Executive agrees to be bound by his fiduciary obligations following his resignation or termination from the Corporation for any reason.

6.2	The Corporation shall maintain, or cause to be maintained on its behalf, during the term of this Agreement, directors and officers insurance pursuant to which the Executive will be eligible for coverage. The Corporation will use its commercially reasonable efforts to either (i) maintain a minimum of $25 million coverage under a directors and officers insurance policy, or (ii) secure trailing insurance, at the Corporation’s option, in either case to provide directors and officers liability insurance coverage for the Executive for no less than 6 years following termination of his employment and this Agreement.

6.3	To the maximum extent permitted under the Business Corporations Act (Alberta), the Corporation agrees to and shall indemnify and save harmless the Executive for all actions and duties carried out for and on behalf of the Corporation, and if the Executive is or becomes a party or is threatened to be made a party to any threatened or pending civil, criminal or administrative action or proceeding by reason of being or having been a director or officer of the Corporation or having acted at the Corporation’s request as a director or officer of a body corporate of which the Corporation is or was a shareholder or creditor, or by reason of anything done or not done by him in any such capacity, from and against all costs, charges, expenses, including, without limitation, legal expenses and amounts paid to settle an action or satisfy a judgement or to satisfy any fines levied, actually and reasonably incurred by him in connection with such action or proceedings (including in respect of an action to procure a judgement in the Corporation’s favour with the Court’s prior approval) if:

a)	he acted honestly and in good faith with a view to the best interests of the Corporation; and

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b)	in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, he had reasonable grounds for believing that his conduct was lawful.

In the event of any inconsistency or conflict between this Agreement and any indemnity provided for in the Corporation’s by-laws, this Agreement shall prevail. The Parties shall enter into an indemnity agreement to reflect the obligation of this section 6.3.

ARTICLE 7

NON-SOLICITATION

7.1	The Executive agrees that for so long as he is employed by the Corporation and for the Time Period thereafter, in addition to any and all fiduciary duties that the Executive owes to the Corporation, he will not, directly or indirectly whether through a corporation or otherwise, individually or in partnership, jointly or in conjunction with any Person, whether as principal, agent, employee, employer or shareholder (save and except as a shareholder where such shareholdings are in the aggregate less than 5% of the voting equity) of an entity offering its securities to the public, do any of the following, without the prior written consent of the Corporation:

(a)	solicit, attempt to solicit or cause to be solicited (or procure or assist any other Person to do so) any employees or consultants of the Corporation or any of its Affiliates, whether such new employment or retainer is with or without compensation; or

(b)	induce or attempt to persuade any partners, suppliers, service providers or customers of the Corporation or any of its Affiliates as at the Final Date to not provide or to cease to provide such services to the Corporation or such Affiliate; or

(c)	divert, endeavour to entice away, interfere with or take away any of the partners, suppliers, service providers or customers of the Corporation or any of its Affiliates as at the Final Date.

7.2	The Executive agrees and acknowledges that the time limits in Section 7.1 are reasonable and properly required for the adequate protection of the exclusive property, confidential information and business of the Corporation.

ARTICLE 8

NON-COMPETITION

8.1

During the term of this Agreement and subject to Section 4.11 thereafter for the Time Period, except as otherwise agreed by the Corporation, the Executive agrees that in addition to any and all fiduciary duties that the Executive owes to the Corporation, he will not, directly or indirectly whether through a corporation or otherwise, individually or in partnership, jointly or in conjunction with any Person, whether as principal, agent, employee, employer or shareholder (save and except as a shareholder where such

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shareholdings are in the aggregate less than 5% of the voting equity) of an entity offering its securities to the public, do any of the following without the prior written consent of the Corporation:

(a)	engage in, invest in, participate in, or operate any business which is a Competitor; or

(b)	become employed by, become a director, officer or partner of, render advice, technical assistance or any other service (whether for compensation or otherwise) to any business which is a Competitor.

8.2	The Executive acknowledges that the restrictions and covenants in this Article 8 and the Executive’s agreement to it by his execution of this Agreement constitute a material inducement to the Corporation to enter into this Agreement, to continue to employ the Executive and to pay to the Executive compensation for the services to be rendered to the Corporation by the Executive and that the Corporation would not enter into this Agreement absent the inducement. The Corporation acknowledges that the Executive is entitled to be able to earn a living in his field of expertise after the termination of the Executive’s employment and that the parties mutually agree that this provision is not intended to restrict the Executive from working at companies who produce oil and gas with offices in Calgary, Alberta which are not Competitors of the Corporation.

8.3	The Executive agrees and acknowledges that the time limits in Section 8.1 and the geographic scope of a Competitor are reasonable and properly required for the adequate protection of the exclusive property of the Corporation.

ARTICLE 9

INTELLECTUAL PROPERTY

9.1	The Executive hereby transfers and assigns to and in favour of the Corporation any and all titles, interest, equities and rights, including without limitation, any and all trade-marks, patents, copyrights and intellectual property rights of whatsoever nature and kind, in and to any processes, works, inventions, data, formula, devices, designs, models, diagrams, publications, analyses, reports, improvements and ideas (whether or not patentable), in whatever form (collectively, “Works”) that the Executive may have directed, conceived, reduced to practice, made or otherwise been involved with in the course of or as a result of his employment with the Corporation (whether individually or in collaboration with others), including, without limitation, from the Executive’s knowledge or use of Confidential Information, and agrees to transfer any and all Works that the Executive may direct, conceive, reduce to practice, make or otherwise be involved with in the course of or as a result of his employment with the Corporation (whether individually or in collaboration with others), including, without limitation, from the Executive’s knowledge or use of Confidential Information or the resources of the Corporation, after the date hereof. Any such Works shall be the exclusive property of the Corporation and its successors and assigns. The Executive further hereby waives and releases to and in favour of the Corporation any and all moral rights that he may now or hereafter have in and to the Works or any part or parts thereof. The Executive shall execute any documents and carry out any actions that the Corporation, its successors and assigns, reasonably shall request to give effect to the provisions of this Article 9.

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9.2	The Executive shall make prompt and full disclosure in writing to the Board of all inventions, developments or discovery made by the Executive during the term of employment by the Corporation and in which the Corporation may have any right under the terms of this Agreement.

9.3	At the Corporation’s request, the Executive shall, without further compensation to the Executive, assist the Corporation to secure and maintain patent rights or copyrights that are the property of the Corporation under this Agreement, including signing patent applications or copyright registration applications and assignments or other papers required by the Corporation to perfect, maintain, or enforce its rights.

ARTICLE 10

REMEDIES

10.1	The Executive acknowledges that it would be difficult to measure or calculate the damage to the Corporation, should there be a breach of the covenants contained in Article 5, Article 6, Article 7, Article 8 and Article 9 of this Agreement and that any such breach would result in irreparable harm to the Corporation.

10.2	The Corporation shall notify the Executive of any perceived breach of the Executive’s covenants or obligations hereunder (a “Dispute”) and the Executive and the Corporation will each use their best efforts to resolve the matter within 30 days of the notice. If this course of action is not successful, then the parties agree that the Dispute shall be first mediated pursuant to the National Mediation Rules of the ADR Institute of Canada, Inc. and either party may file the initiating request under such Rules. In the event the Dispute is not resolved upon termination of the mediation pursuant to such Rules, unless otherwise agreed, the Dispute shall be finally settled by arbitration in accordance with the provisions of the Arbitration Act (Alberta), based upon the following:

(a)	The arbitration tribunal shall consist of one arbitrator appointed by mutual agreement of the parties, or in the event of failure to agree within 10 days following delivery of the written notice to arbitrate, either party may apply to a judge of the Alberta Court of Queen’s Bench to appoint an arbitrator;

(b)	The arbitration award shall be given in writing and shall be final and binding on the parties, not subject to any appeal, and shall deal with the question of costs of arbitration and all related matters. Judgment upon any award may be entered in any Court having jurisdiction or application may be made to the Court for a judicial recognition of the award or an order of enforcement, as the case may be; and

(c)	The place of mediation and arbitration shall be Calgary, Alberta and the language of each shall be English.

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ARTICLE 11

NOTICE

11.1	Any notice required to be given hereunder shall be in writing and sufficiently made if sent by facsimile transmission, or delivered personally or mailed by prepaid registered mail to the parties at their respective addresses herein.

(a)	The Executive:

4905 N.W. 153rd Street
Edmond, Oklahoma, U.S.A. 73013

(b)	The Corporation:

2600, 500 4th Avenue S.W.
Calgary, Alberta T2P 2V6
Attention: Human Resources Manager

Any such notice shall be deemed to have been given on the date it is delivered if personally delivered or sent by facsimile transmission, or, if mailed, on the fifth business day following the mailing thereof. Either party may change its address for service by giving written notice hereunder.

ARTICLE 12

GENERAL PROVISIONS

12.1	This Agreement is personal to the Executive and may not be assigned by the Executive. It is acknowledged and agreed that this Agreement may not be assigned by the Corporation without the prior consent of the Executive unless the assignment is a Permitted Assignment in which case consent of the Executive is not required. For purposes of this 12.1, a “Permitted Assignment” means an assignment (i) to a Person (other than a natural person) that after the assignment of this Agreement manages, directly or indirectly, all or substantially all of the business and assets managed, directly or indirectly, by the Corporation immediately prior to such assignment, and (ii) pursuant to which the position to which the Executive is assigned with such Person is in the aggregate substantially similar in all material respects to the position held immediately prior to such reassignment. Notwithstanding the foregoing, the Executive shall not be relocated or transferred more than 50 miles from Oklahoma without the Executive’s consent.

12.2	This Agreement, including the Stock Option Plan and RSPS Plan or their replacement plans, and the Officers and Directors Indemnity Agreement dated April 30, 2012 between the parties constitute the entire agreement between the parties. All previous agreements between the parties with respect to the terms and conditions of employment between the Corporation and the Executive are hereby mutually rescinded, annulled and superseded upon execution of this Agreement.

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12.3	The Executive acknowledges that he has been afforded the opportunity to obtain independent legal advice with respect to this Agreement and that he fully understands the nature and consequences of this Agreement.

12.4	Any waiver by a party of any breach of any provision of this Agreement by the other party shall not be binding unless in writing, and shall not operate or be construed as a waiver of any other or subsequent breach by either party.

12.5	The headings used in this Agreement are for convenience only and are not to be construed in any way as additions to or limitations of the covenants and agreements contained in it. All references to dollars in this Agreement are to U.S. Dollars.

12.6	The provisions of this Agreement shall enure to the benefit of and shall be binding upon the parties hereto and their respective heirs, executors, administrators, other legal personal representatives, successors and permitted assigns.

12.7	This Agreement shall be governed by and construed in accordance with the laws in force in the Province of Alberta, and the parties hereby attorn to the jurisdiction of the Alberta Courts.

12.8	If any paragraph, subparagraph or provision of this Agreement is determined to be unenforceable by a Court of competent jurisdiction then such provision shall be severable from the remainder of this Agreement and the remainder of this Agreement shall be unaffected thereby and shall remain in full force and effect.

12.9	This Agreement may not be amended or modified in any way except by written instrument signed by the parties hereto.

12.10	This Agreement may be executed in counterparts, including counterpart by facsimile, and such counterparts together shall constitute one and the same instrument.

IN WITNESS WHEREOF the parties hereto have executed and delivered this Agreement as of the date first written above.

/s/ Scott A. Smalling
Witness	Scott A. Smalling

EQUAL ENERGY LTD.

	Per:	/s/ Don Klapko
Don Klapko President and Chief Executive Officer

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SCHEDULE “A”

Disclosure Schedule